Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Allied Gaming & Entertainment Inc. “formerly known as Allied Esports Entertainment Inc.” on Form S-3 (File No. 333-248696) and in the Registration Statements of Allied Gaming & Entertainment Inc. on Form S-8 (File Nos. 333-239984 and 333-267849) of our report with respect to our audit of the consolidated financial statements of Allied Esports Entertainment, Inc. and Subsidiaries as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Allied Gaming & Entertainment Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum LLP

Melville, NY

March 24, 2023